Exhibit 10.7


                             AMENDMENT NO. 1 TO THE
            SCHOLASTIC CORPORATION 2004 CLASS A STOCK INCENTIVE PLAN

         WHEREAS, Scholastic Corporation (the "Company") maintains the Scholastic Corporation 2004 Class A Stock Incentive Plan (the "Plan");

         WHEREAS, pursuant to Article X of the Plan, the Company reserved the right, by action of its Board of Directors or the Human Resources and Compensation Committee (the "Committee"), to amend the Plan from time to time; and

         WHEREAS, the Committee desires to amend the Plan.

         NOW, THEREFORE, effective May 25, 2006, the Plan is amended as follows:

                  1. Paragraph (c) of Section 6.3 of the Plan is amended by deleting the last sentence appearing therein.

                  2. Except as otherwise provided herein, the Plan is ratified and confirmed and shall continue in full force and effect.